Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended September 30, 2010

and Announces Distribution of $0.24 per share

GREENWICH, CT – 11/4/2010 – TICC Capital Corp. (NASDAQ: TICC) announced today its financial results for the quarter ended September 30, 2010 and a distribution of $0.24 per share for the fourth quarter of 2010.

HIGHLIGHTS

•

For the quarter ended September 30, 2010, we recorded net investment income of approximately $6.6 million, or approximately $0.25 per share, net unrealized appreciation on investments of approximately $5.0 million and net realized gains on investments of approximately $0.9 million. In total, we had a net increase in net assets resulting from operations of approximately $0.46 per share for the third quarter.

•

Total investment income for the third quarter of 2010 amounted to approximately $9.1 million, up approximately 85.7% from the third quarter of 2009 due largely to a higher return on our investment portfolio of approximately $8.1 million and distribution income from our securitization vehicle investments of approximately $1.0 million.

•

Expenses for the third quarter of 2010 were approximately $2.5 million. The primary components of our expenses were approximately $1.7 million in investment advisory fees, $244,000 in compensation expense and approximately $337,000 in professional fees for valuation, legal and auditing services.

•

During the quarter ended September 30, 2010, we recorded net unrealized appreciation of approximately $5.0 million, comprised of $9.7 million in gross unrealized appreciation, $4.1 million in gross unrealized depreciation and approximately $0.6 million relating to the reversal of prior period net unrealized appreciation upon the realization events associated with certain investments.

•

For the quarter ended September 30, 2010, we had net realized gains on investments of approximately $0.9 million due largely to gains associated with the repayment of our debt investment held in Palm, Inc. of approximately $0.5 million and the sale of our debt investments in First Data Corporation of approximately $0.4 million and X-Rite Incorporated of approximately $0.3 million. These gains were partially offset by the loss associated with our partial sale of our debt investment in SCS Holdings II, Inc. of approximately $0.6 million.

•	Our Board of Directors has declared a distribution of $0.24 per share for the fourth quarter of 2010.

•	Payable Date: December 31, 2010

•	Record Date: December 10, 2010

•

During the third quarter, we deployed approximately $44.7 million in 11 investments. These investments are comprised of notes and collateralized loan obligation positions with a face amount of approximately $61.1 million for an aggregate discount of approximately 26.8% from par.

•

During the third quarter of 2010, we invested approximately $12.8 million in the junior capital of six different collateralized loan obligation (“CLO”) vehicles, bringing our total cash investment in this strategy to approximately $43.2 million in 20 different CLO investments. For the quarter ending September 30, 2010, we received approximately $1.1 million in interest payments, $623,000 in principal payments at par and approximately $1.0 million in CLO equity distributions. In total, since we began investing in this asset class, we have received approximately $2.1 million in interest payments, $1.7 million in principal payments at par and $2.7 million in CLO equity distributions.

•	At the end of the third quarter, this asset class represented approximately 17.5% of our total assets on a fair value basis.

•	Portfolio realizations amounted to $49.6 million during the third quarter of 2010 (which had previously been carried at an aggregate book value of $48.8 million).

•

At September 30, 2010, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income from our investment on non-accrual status) was approximately 13.8%, up from approximately 13.0% at June 30, 2010.

•	During the third quarter, no additional loans were placed on non-accrual status.

•

At September 30, 2010, the weighted average yield of our debt investments (excluding cash equivalents and excluding our investment on non-accrual status as of September 30, 2010) was approximately 14.7%, up from approximately 13.9% at June 30, 2010.

•	At September 30, 2010, net asset value per share was $9.27 compared with the net asset value per share at June 30, 2010 of $9.03 and at December 31, 2009 of $8.36.

SUBSEQUENT EVENTS

•	On November 2, 2010, the Board of Directors declared a distribution of $0.24 per share for the fourth quarter, payable on December 31, 2010 to shareholders of record as of December 10, 2010.

We will host a conference call to discuss our third quarter results today, Thursday, November 4 at 10:00 AM ET. Please call 800-860-2442 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 445772.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2009, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	September 30, 2010	December 31, 2009
ASSETS
Investments, at fair value (cost: $245,890,044@ 9/30/10; $260,752,699 @ 12/31/09)
Non-affiliated/non-control investments (cost: $227,443,530 @ 9/30/10; $241,169,345 @ 12/31/09)	$217,377,950	$180,226,123
Control investments (cost: $18,446,514 @ 9/30/10; $19,583,354 @ 12/31/09)	19,575,000	20,025,000

Total investments at fair value	236,952,950	200,251,123

Cash and cash equivalents	13,138,904	23,972,885
Interest receivable	2,303,128	860,271
Prepaid expenses and other assets	106,743	256,012

Total assets	$252,501,725	$225,340,291

LIABILITIES
Investment advisory fee payable to affiliate	$1,710,056	$1,119,544
Accrued expenses	513,515	128,752

Total liabilities	2,223,571	1,248,296

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,989,408 and 26,813,216 issued and outstanding, respectively	269,894	268,132
Capital in excess of par value	321,653,729	320,175,874
Net unrealized depreciation on investments	(8,937,094)	(60,501,576)
Accumulated net realized losses on investments	(61,515,057)	(32,412,374)
Distributions in excess of investment income	(1,193,318)	(3,438,061)

Total net assets	250,278,154	224,091,995

Total liabilities and net assets	$252,501,725	$225,340,291

Net asset value per common share	$9.27	$8.36

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$7,593,456	$4,272,498	$19,687,039	$12,991,256
Distributions from securitization vehicles - equity investments	959,268	—	2,669,755	—
Commitment and amendment fee income	102,365	6,256	562,879	62,549
Other income	328	66,074	17,118	71,810

Total investment income from non-affiliated/non-control investments	8,655,417	4,344,828	22,936,791	13,125,615

From control investments:
Interest income - debt investments	425,701	604,114	1,430,970	1,866,834

Total investment income from control investments	425,701	604,114	1,430,970	1,866,834

Total investment income	9,081,118	4,948,942	24,367,761	14,992,449

EXPENSES
Compensation expense	244,039	225,953	723,235	677,858
Investment advisory fees	1,710,056	1,077,425	4,686,674	3,002,460
Professional fees	336,506	322,966	787,854	893,183
General and administrative	187,356	144,535	603,173	479,855

Total expenses	2,477,957	1,770,879	6,800,936	5,053,356

Net investment income	6,603,161	3,178,063	17,566,825	9,939,093

Net change in unrealized appreciation on investments	4,972,601	22,308,201	51,564,482	27,118,554

Net realized gains (losses) on investments	867,060	(10,462,294)	(29,102,683)	(13,777,450)

Net increase in net assets resulting from operations	$12,442,822	$15,023,970	$40,028,624	$23,280,197

Net increase in net assets resulting from net investment income per common share:
Basic and diluted	$0.25	$0.12	$0.65	$0.37
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.46	$0.56	$1.49	$0.88
Weighted average shares of common stock outstanding:
Basic and diluted	26,932,960	26,674,521	26,874,575	26,582,410

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended September 30, 2010 (unaudited)	Three Months Ended September 30, 2009 (unaudited)	Nine Months Ended September 30, 2010 (unaudited)	Nine Months Ended September 30, 2009 (unaudited)
Per Share Data
Net asset value at beginning of period	$9.03	$7.66	$8.36	$7.68

Net investment income(1)	0.25	0.12	0.65	0.37
Net realized and unrealized capital gains (2)	0.21	0.45	0.83	0.50

Total from investment operations	0.46	0.57	1.48	0.87

Total distributions(3)	(0.22)	(0.15)	(0.57)	(0.45)

Effect of shares issued, net of offering expenses	0.00	(0.01)	0.00	(0.03)

Net asset value at end of period	$9.27	$8.07	$9.27	$8.07

Per share market value at beginning of period	$8.40	$4.41	$6.05	$3.80
Per share market value at end of period	$10.35	$5.04	$10.35	$5.04
Total return(4)	25.83%	17.69%	82.94%	44.47%
Shares outstanding at end of period	26,989,408	26,747,561	26,989,408	26,747,561
Ratios/Supplemental Data
Net assets at end of period (000’s)	$250,278	$215,805	$250,278	$215,805
Average net assets (000’s)	$244,873	$205,091	$237,008	$202,688
Ratio of expenses to average net assets (5)	4.05%	3.45%	3.83%	3.32%
Ratio of expenses, excluding interest expense, to average net assets(5)	4.05%	3.45%	3.83%	3.32%
Ratio of net investment income to average net assets(5)	10.79%	6.20%	9.88%	6.54%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of September 30, 2010, none of the distributions for 2010 would have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.